Exhibit 99.1

California Pizza Kitchen to Present at the RBC Capital Markets Consumer Conference

LOS ANGELES--(BUSINESS WIRE)--September 3, 2009--California Pizza Kitchen, Inc. (Nasdaq: CPKI) announced today that management will be presenting at the RBC Capital Markets Consumer Conference in New York, New York on Wednesday, September 16, 2009 at 9:00 a.m. ET.

Interested parties can listen to an audio webcast of the presentation by going to www.cpk.com. A replay of the presentation will be available by the end of the day and will continue to be available for ninety days.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. As of September 3, 2009 the Company operates, licenses or franchises 256 locations, of which 209 are company-owned and 47 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen products.

California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

CONTACT:
California Pizza Kitchen, Inc.
Sarah Grover (media)
Sue Collyns (investors)
310-342-5000